UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 19, 2010

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Mintflower Place, 4th floor		HM 08
8 Par-La-Ville Rd, Hamilton, Bermuda

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 19, 2010, CME Media Enterprises B.V. (“CME BV”) and CME Development Financing B.V., wholly owned subsidiaries of Central European Media Enterprises Ltd. (“CME”), entered into an amended and restated sale and purchase agreement (the “SPA”) with Top Tone Media Holdings Limited (“Top Tone Holdings”) and Mr. Krassimir Guergov to restructure the operations of CME’s Bulgarian terrestrial channel Pro.BG and cable channel Ring.BG (the “Pro.BG business”).  The SPA was amended in order to introduce a new party, CME Development Financing B.V., into the transaction and to reflect certain other terms as described in this Item 1.01.

On April 22, 2010, Top Tone Holdings, pursuant to the SPA, transferred its 20% interest in each of Top Tone Media S.A. and Zopal S.A. to CME Development Financing B.V. for nominal consideration; and CME BV, pursuant to a deed of termination, terminated its existing agreements in respect of the Pro.BG business with Top Tone Holdings and Mr. Guergov in consideration of a payment of approximately $18.0 million. In addition, Top Tone Holdings purchased a 6% interest in CME Bulgaria B.V. (“CME Bulgaria”) from CME BV for $17.7 million.

On April 22, 2010, Top Tone Holdings entered into an investment agreement with CME BV (the “Investment Agreement”) pursuant to which it will have the right to acquire up to an additional 4% of CME Bulgaria (i) for a one-year period from closing for $2.95 million for each 1% interest acquired (up to an aggregate amount of $11.8 million) and (ii) from the first anniversary of the closing until the third anniversary of the closing, at a price determined by an independent valuation. From the third anniversary of the closing, Top Tone Holdings will have the right to put its entire interest to CME BV and CME BV will have the right to call from Top Tone Holdings its entire interest, in each case at a price determined by an independent valuation. Mr. Guergov is entitled by contract to the economic benefits that accrue to Top Tone Holdings. It is expected that Mr. Guergov, who has provided expertise and advice for the Pro.BG business, will continue to provide advice to CME's Bulgarian operations.

Item 2.01  Completion of Acquisition or Disposition of Assets

On April 19, 2010, CME completed the acquisition of certain media interests in Bulgaria from News Corporation and News Netherlands B.V. CME acquired through CME Bulgaria (i) 100% of Balkan News Corporation EAD (“BNC”), which owns a 74% interest in Radio Company C.J. OOD (“RCJ”) and a 23% interest in Balkan Media Group AD, and (ii) 100% of TV Europe B.V., which owns 100% of Triada Communications EOOD (“Triada”). BNC and Triada operate and broadcast the bTV, bTV Cinema and bTV Comedy television channels and RCJ operates several radio stations in Bulgaria. Total cash consideration was $400.0 million plus a payment of $13.0 million for a working capital adjustment. Any financial statements relating to this acquisition required to be filed pursuant to Item 9.01 shall be filed within 71 calendar days of the date of this Report on Form 8-K.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Date: April 23, 2010	/s/ David Sturgeon
David Sturgeon
Deputy Chief Financial Officer